Exhibit 1.1

Execution Version

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 1 (this “Amendment”) to the Business Combination Agreement and Plan of Reorganization, dated as of November 23, 2020 (the “Business Combination Agreement”), by and among by and among Apex Technology Acquisition Corp., a Delaware corporation (“Apex”), Athena Technology Merger Sub, Inc., a Delaware corporation, Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and each, a “Merger Sub”), and AvePoint, Inc., a Delaware corporation (the “Company”), is made and entered into as of December 30, 2020 by and among Apex, Merger Subs and the Company. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, Apex, the Merger Subs and the Company are parties to the Business Combination Agreement (the “Parties”);

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment; and

WHEREAS, Section 9.04 of the Business Combination Agreement provides that, prior to the Effective Time, the Business Combination Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parties agree as follows:

Agreement

1.       Amendment to the Business Combination Agreement.

(a) The definition of “Election Percentage” in Section 1.01 of the Business Combination Agreement is hereby deleted and replaced with the following:

“Election Percentage” means with respect to any Electing Stockholder that has properly made and not revoked or lost an Election in accordance with Section 3.02, the percentage of cash elected by such holder in such Election; provided, that such percentage shall be rounded to the nearest fourth decimal place and not be greater than the Maximum Election Percentage.

(b) The definition of “Eligible Apex IPO Underwriting Fees” in Section 1.01 of the Business Combination Agreement is hereby deleted and replaced with the following:

“Eligible Apex IPO Underwriting Fees” means (a) if the Apex Public Stockholder Redemption Rate is equal to 10% or less, 100% of the Apex IPO Underwriting Fees, (b) if the Apex Public Stockholder Redemption Rate is 40% or more, none of the Apex IPO Underwriting Fees and (c) if the Apex Public Stockholder Redemption Rate is greater than 10% but equal to or less than 40%, a portion of the Apex IPO Underwriting Fees equal to (i) 40% minus the Apex Public Stockholder Redemption Rate divided by (ii) 30%.

(c) The definition of “Maximum Election Percentage” in Section 1.01 of the Business Combination Agreement is hereby deleted and replaced with the following:

“Maximum Election Percentage” means 12.6780%.

(d) Schedule C of the Business Combination Agreement is hereby deleted and replaced with the form of Schedule C set forth in Exhibit A to this Amendment. Notwithstanding Section 9.04 of the Business Combination Agreement, the parties to this Agreement agree that Schedule C of the Business Combination Agreement may be updated jointly by Parent and the Company, without an amendment to the Business Combination Agreement, following the determination of the Per Share Amount and prior to the Effective Time; provided, that the sum of (i) the Aggregate Named Executive Cash-Settled Option Consideration plus (ii) the cash consideration payable with respect to the Named Executive Cash-Settled Shares pursuant to the Named Executive Equity Agreements shall not exceed the Available Named Executive Cash Amount.

2        Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Business Combination Agreement or any rights or obligations of any party under or in respect of the Business Combination Agreement. Except as modified by this Amendment, the Business Combination Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.

3.        General. Article X of the Business Combination Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

APEX TECHNOLOGY ACQUISITION CORP.

By	/s/ Jeff Epstein
Name:	Jeff Epstein
Title:	Co-Chief Executive Officer, Chief Financial Officer and Secretary

ATHENA TECHNOLOGY MERGER SUB, INC.

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

ATHENA TECHNOLOGY MERGER SUB 2, LLC

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

AVEPOINT, INC.

By	/s/ Brian Brown
Name:	Brian Brown
Title:	Chief Legal Counsel and COO

(Signature Page to Amendment No. 1 to Business Combination Agreement)

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